Exhibit 23.3

FELDMAN FINANCIAL ADVISORS, INC.

1725 K STREET, NW • SUITE 205

WASHINGTON, DC 20006

202-467-6862

(FAX) 202-467-6963

March 19, 2007

Board of Directors

Bank of New Orleans

1600 Veterans Memorial Boulevard

Metairie, Louisiana 70005

Members of the Board:

We hereby consent to the use of our firm’s name in the Application for Conversion on Form AC, and amendments thereto, filed by Bank of New Orleans with the Office of Thrift Supervision. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by Louisiana Bancorp, Inc. with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report in such filings and amendments, including the Prospectus of Louisiana Bancorp, Inc.

We further consent to reference in the aforementioned filings and amendments the summary of our opinion as to the value of subscription rights granted by Bank of New Orleans pursuant to its Plan of Conversion.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.